EXHIBIT 99.1

Fifth Street Releases Its Newsletter for October 2013

GREENWICH, CT, Oct. 23, 2013 (GLOBE NEWSWIRE) -- Fifth Street Management LLC ("Fifth Street") released its October 2013 newsletter today.

Closing Deals Despite the Debt Ceiling Debate

The U.S. Federal Reserve surprised investors in mid-September by delaying a generally expected reduction in quantitative easing. While economic data in the summer was fairly supportive of a moderately improving economy, some members of the Federal Open Markets Committee were concerned about slowing momentum from higher interest rates and political gridlock in the U.S. Congress. The decision to delay a reduction in quantitative easing, or "tapering," is generally viewed as positive for risk assets, assuming a longer-term resolution to the debate involving the U.S. Treasury debt limit. The longer-term implications of significant levels of monetary stimulus (both internationally and in the U.S.), combined with an absence of a coherent fiscal policy in the U.S., may create a climate for higher future interest rates.

How is Fifth Street navigating through this environment? We are maintaining our strict underwriting discipline that generally favors safety over incremental yield. Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") maintains close to 70% of its debt portfolio in floating rate loans which should be beneficial to our company, on a relative basis, as interest rates rise. In addition, we launched a second business development company in July, Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR"), which has almost all of its debt portfolio invested in senior secured floating rate loans primarily to upper middle market borrowers. In August, FSC extended the maturity of its broadly syndicated credit facility led by ING Capital LLC.

FSC continues to evaluate changes in the size of its existing credit facilities and new sources of longer-term debt capital, including unsecured term debt and equity-linked securities. FSC may issue longer-term debt capital in the future, if market conditions warrant, to further diversify its liability structure and extend the maturities of its debt capital. FSC can access unsecured debt markets at favorable terms due to its investment grade credit ratings from both Fitch Ratings and Standard & Poor's.

With an origination platform that closes over 90% of its deals with private equity sponsors, we need a large team to support our value added approach. Our headcount is now approaching 70 employees in six locations throughout the U.S. One area of our business where we are actively investing is capital markets. An enhanced capital markets presence should better enable us to syndicate transactions to mitigate risk and back-lever transactions to generate additional value through structure. Syndicating and back-levering deals can create opportunities to earn fee income and enable us to commit to larger deal sizes for our borrowers.

FSC: Robust Autumn Pipeline

FSC is selectively pursuing deal flow from our robust pipeline. For the September 2013 quarter, FSC had gross originations of $307 million with $286 million funded at close. As noted in the last newsletter, FSC's originations occurred later in the September quarter while prepayments were elevated and concentrated earlier in the quarter. FSC's December quarter is off to a strong start with $161 million in gross originations to date ($126 million funded at close), and a solid pipeline of new investments through calendar year-end.

We are seeing greater levels of deal flow due to our sponsor relationships, flexible balance sheet compared to more traditional sources of capital and larger hold size. We are able to offer sponsors financing solutions across the capital structure from one-stop, first lien, second lien, mezzanine and equity co-investments, with an ability to structure and syndicate up to $500 million, commit up to $250 million and hold $150 million across our platform. We look forward to providing more information on our syndication capabilities in the months ahead.

FSFR: Getting off the Ground

Our broad platform and relationships with sponsors and investment banks are enabling us to source attractive investment opportunities despite tighter pricing for first lien, upper middle market loans. FSFR completed nine different portfolio company investments during the September 2013 quarter, of which one was exited before the end of the September quarter. As a result, gross originations were $59 million ($51 million funded at close) and net originations were approximately $55 million for the September quarter. We have submitted an exemptive application to the SEC to permit FSFR to co-invest with other funds managed by us or our affiliates. While there is no assurance an exemptive order will be granted, receiving exemptive relief may help generate incremental investment opportunities by allowing FSFR to co-invest, consistent with FSFR's investment strategy and allocation policy, with other funds managed by Fifth Street.

FSFR's Board of Directors also recently declared FSFR's first dividends as a public company of $0.21 per share through December 31, 2013. Please see FSFR's release from October 10, 2013 for more details.

An Example of "Committed" Financing

The lending model at Fifth Street is based on building relationships with financial sponsors, ideally over multiple deals. Usually it takes an average of about 75 days to complete a deal (excluding capital markets deals) from the time we receive materials from a sponsor to closing. It may take longer than normal if a sales process is delayed or issues arise in the due diligence phase. In rare cases, deals may simply take longer to close, as was the case for a recent deal that closed in the September quarter that had been in FSC's pipeline for over 300 days. While this example is an outlier, it is indicative of our commitment level to sponsors and flexibility of FSC's balance sheet to fund attractive deals with quality sponsors and the importance of having access to capital to support our business model and borrowers.

Please visit our website at fifthstreetfinance.com to learn more about our team, financing solutions and business development companies, including our two publicly-traded companies.

Sincerely,

The Fifth Street Team

About Fifth Street Management LLC

With over $3 billion in assets under management, Fifth Street Management LLC is a leading alternative asset manager and the SEC-registered investment adviser of two publicly-traded business development companies, Fifth Street Finance Corp. (NASDAQ:FSC) and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR). With a track record of more than 15 years and offices across the country, Fifth Street's nationally recognized platform provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. Principally in the form of one-stop financings, first lien, second lien, mezzanine debt and equity co-investments, the Fifth Street platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street's website can be found at fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance(s) of FSC and/or FSFR. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in FSC's and/or FSFR's filings with the Securities and Exchange Commission. Neither FSC nor FSFR undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Investor Contact:
          Dean Choksi, Senior Vice President of Finance &
          Head of Investor Relations
          (914) 286-6855
          dchoksi@fifthstreetfinance.com

          Corporate Development:
          Juan Alva, Managing Director,
          Head of Strategy & Corporate Development
          (818) 876-9665
          juan@fifthstreetfinance.com

          Media Contact:
          Nick Rust
          Prosek Partners
          (212) 279-3115 ext. 252
          pro-fifthstreet@prosek.com